Exhibit 4.3

FIRST AMENDMENT TO RIGHTS AGREEMENT

This Amendment dated as of November 29, 2007 (this “Amendment”) to the Rights Agreement, dated as of July 9, 2001 (the “Rights Agreement”), between E*TRADE Financial Corporation (formerly known as E*TRADE Group, Inc.), a Delaware corporation (the “Company”), and American Stock Transfer and Trust Company, as Rights Agent (the “Rights Agent”).  Capitalized terms used herein and not defined shall have the meanings specified in the Rights Agreement.

WHEREAS, the Company and the Rights Agent are parties to the Rights Agreement;

WHEREAS, the Company proposes to enter into a Master Investment and Securities Purchase Agreement, dated as of November 29, 2007 (as amended, supplemented, modified or replaced from time to time, the “Master Investment and Securities Purchase Agreement”), by and between the Company and Wingate Capital Ltd. (“Investor”), a Cayman Islands company, as well as the Ancillary Documents (as such term is defined in the Master Investment and Securities Purchase Agreement, the “Ancillary Documents”), providing for, among other transactions, the purchase by Investor of 12.5% Springing Lien Notes of the Company and shares of the Company’s Common Stock and (the “Securities”) (collectively, the “Transactions”);

WHEREAS, Section 27 of the Rights Agreement permits the Company to amend the Rights Agreement on the terms set forth in this Amendment;

WHEREAS, the Board of Directors of the Company has determined that the Master Investment and Securities Purchase Agreement, the Ancillary Documents and the terms and conditions set forth therein and the transactions contemplated thereby, including, without limitation, the Transactions, are in the best interests of the Company and its shareholders;

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its shareholders to modify the terms of the Rights Agreement to exempt the Master Investment and Securities Purchase Agreement, the Ancillary Documents and all of the transactions contemplated thereby including, without limitation, the Transactions, from the application of the Rights Agreement, and in connection therewith the Company is entering into this Amendment and directing the Rights Agent to enter into this Amendment; and

WHEREAS, all acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

NOW, THEREFORE, in consideration of the promises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Company and the Rights Agent hereby agree as follows:

A.           Amendment of Certain Definitions.

Section 1 of the Rights Agreement is supplemented to add the following definitions in the appropriate alphabetical locations:

“Investor” shall mean Wingate Capital Ltd., a Cayman Islands company.

“Transactions” shall have the meaning ascribed to such term in the Master Investment and Securities Purchase Agreement.

“Master Investment and Securities Purchase Agreement” shall mean the Master Investment and Securities Purchase Agreement, dated as of November 29, 2007, by and between the Company and Investor, as it may be amended, supplemented, modified or replaced from time to time.

“Securities” shall have the meaning ascribed to such term in the Master Investment and Securities Purchase Agreement.

The definition of “Acquiring Person” in Section 1 of the Rights Agreement is hereby amended by adding the following sentence at the end thereof as paragraph (d):

“(d) notwithstanding anything in this Agreement to the contrary, Investor or any of its Affiliates or Associates shall not be deemed to be an Acquiring Person solely by virtue of (i) the approval, execution and delivery of the Master Investment and Securities Purchase Agreement and the Ancillary Documents, (ii) the consummation of the Transactions or (iii) the purchase of any Securities contemplated in the Master Investment and Securities Purchase Agreement or the Ancillary Documents, or the purchase by Investor or any of its Affiliates or Associates of up to an additional 8,474,989 shares of Common Stock (as adjusted for any stock splits, combinations and the like).”

The definition of “Stock Acquisition Date” in Section 1 of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, a Stock Acquisition Date shall not be deemed to have occurred solely as the result of (i) the approval, execution, delivery or public announcement of the Master Investment and Securities Purchase Agreement or the Ancillary Documents, (ii) the consummation of the Transactions, or (iii) the purchase of any Securities contemplated in the Master Investment and Securities Purchase Agreement or the Ancillary Documents, or the purchase by Investor or any of its Affiliates or Associates of up to an additional

8,474,989 shares of Common Stock (as adjusted for any stock splits, combinations and the like).”

B.           Amendment of Section 3.  Section 3(b) of the Rights Agreement is hereby amended and supplemented by adding the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as the result of (i) the approval, execution and delivery of the Master Investment and Securities Purchase Agreement and the Ancillary Documents, (ii) the consummation of the Transactions, or (iii) the purchase of any Securities contemplated in the Master Investment and Securities Purchase Agreement or the Ancillary Documents, or the purchase by Investor or any of its Affiliates or Associates of up to an additional 8,474,989 shares of Common Stock (as adjusted for any stock splits, combinations and the like).”

Furthermore, Section 3 of the Rights Agreement is amended to add the following sentence at the end thereof as Section 3(e):

“(e) Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement by virtue of the execution and delivery of the Master Investment and Securities Purchase Agreement and the Ancillary Documents or by virtue of any of the Transactions or the purchase of any Securities contemplated in the Master Investment and Securities Purchase Agreement or the Ancillary Documents, or the purchase by Investor or any of its Affiliates or Associates of up to an additional 8,474,989 shares of Common Stock (as adjusted for any stock splits, combinations and the like).

C.           New Section 35:  Section 35 is hereby added to the Rights Agreement to read in its entirety as follows:

“Section 35. The Master Investment and Securities Purchase Agreement; The Ancillary Documents.  Notwithstanding anything contained in this Agreement to the contrary, neither the approval, execution, delivery or public announcement of the Master Investment and Securities Purchase Agreement and the Ancillary Documents nor the consummation of the Transactions or the purchase of any Securities contemplated in the Master Investment and Securities Purchase Agreement or the Ancillary Documents, or the purchase by Investor or any of its Affiliates or Associates of up to an additional 8,474,989 shares of Common Stock (as adjusted for any stock splits, combinations and the like), or the performance by the Company of its obligations thereunder shall cause (a) the Rights to become exercisable, (b) Investor or any of its Affiliates or Associates to be an Acquiring Person, (c) a Stock Acquisition Date to occur or (d) a Distribution Date to occur.”

D.           Effect of Amendment.  Except as expressly set forth herein, the Rights Agreement shall not by implication or otherwise be supplemented or amended by virtue of this

Amendment, but shall remain in full force and effect, as amended hereby.  This Amendment shall be construed in accordance with and as a part of the Rights Agreement, and all terms, conditions, representations, warranties, covenants and agreements set forth in the Rights Agreement and each other instrument or agreement referred to therein, except as herein amended, are hereby ratified and confirmed.  To the extent that there is a conflict between the terms and provisions of the Rights Agreement and this Amendment, the terms and provisions of this Amendment shall govern for purposes of the subject matter of this Amendment only.

E.           Waiver of Notice.  The Rights Agent and the Company hereby waive any notice requirement with respect to each other under the Rights Agreement, if any, pertaining to the matters covered by this Amendment.

F.           Severability.  If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated.

G.           Governing Law.  This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state, except that the rights and obligations of the Rights Agent shall be governed by the law of the State of New York.

H.           Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

I.           Effective Date of Amendment.  This Amendment shall be deemed effective as of the date first written above, as if executed on such date.

J.           Descriptive Headings.  Descriptive headings appear herein for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

E*TRADE FINANCIAL CORPORATION

By:	/s/ Robert Jarrett Lilien
Name: Robert Jarrett Lilien
Title: President

AMERICAN STOCK TRANSFER & TRUST COMPANY

By:	/s/ Herbert J. Lemmer
Name: Herbert J. Lemmer
Title: Vice President